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Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                                EVOLVE ONE, INC.
                            (A Delaware Corporation)

         Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the President of Evolve One, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

         RESOLVED, that the First Article of the Certificate of Incorporation is hereby deleted and replaced with the following:

                                   "ONE - NAME

                  The name of this Corporation is China Direct, Inc."

         The effective date of this amendment shall be September 18, 2006.

         The foregoing resolution and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated August 16 2006 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent dated August 16 2006 of the holders of shares of the Corporation's voting stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Section 228 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation as of August 16 2006.




                                          EVOLVE ONE, INC.

                                                 By: /s/ Marc Siegel
                                                    -------------
                                                      Marc Siegel, President